CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333‑142743, 333-155298, 333-176283, 333-193414 333-204645 and 333-224831 on Form S-8 of our reports dated February 26, 2019, relating to the consolidated financial statements and financial statement schedule of Regal Beloit Corporation and subsidiaries, and the effectiveness of Regal Beloit Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Regal Beloit Corporation for the year ended December 29, 2018.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
February 26, 2019